Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-257768) on Form S-1, (No. 333-269595) on Form S-3, and (Nos. 333-258910, 333-260867, 333-265626, and 333-270262) on Forms S-8 of our report dated May 25, 2023, with respect to the consolidated financial statements of 23andMe Holding Co. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Santa Clara, CA

May 25, 2023